Issuer Free Writing Prospectus

File pursuant to Rule 433(d)

Registration No. 333-181718

Dated April 10, 2013

US Airways, Inc.

$819,613,000

2013-1 Pass Through Trusts

Pass Through Certificates, Series 2013-1

Pricing Supplement dated April 10, 2013 to the preliminary prospectus supplement dated April 10, 2013 (as supplemented, the “Preliminary Prospectus Supplement”) of US Airways, Inc. (“US Airways”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2013-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2013-1 (“Class B Certificates”)

Amount:	$620,095,000	$199,518,000

CUSIP:	90346W AA1	90346W AB9

ISIN:	US90346WAA18	US90346WAB90

Coupon:	3.950%	5.375%

Make-Whole Spread over Treasuries:	0.50%	0.50%

Available Amount under Liquidity Facility at November 15, 2014:	$36,740,629	$16,086,139

Initial Maximum Commitment Amount under Liquidity Facility:	$38,169,431	$16,711,711

Public Offering Price:	100%	100%

Expected Ratings:

Standard & Poor’s Ratings Services	BBB	B+

Moody’s Investor Service, Inc.	Ba1	B1

Fitch, Inc.	A-	BB+

Underwriting:

Goldman, Sachs & Co.	$232,535,625	$74,819,250

Citigroup Global Markets Inc.	$117,818,050	$37,908,420

Morgan Stanley & Co. LLC	$155,023,750	$49,879,500

Barclays Capital Inc.	$24,803,800	$7,980,720

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$83,712,825	$26,934,930

Natixis Securities Americas LLC	$6,200,950	$1,995,180

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$8,196,130

US Airways’ Transaction Expenses:	$3,500,000

Underwriting Agreement:	Dated April 10, 2013

Settlement:	April 24, 2013 (T+10) closing date, the tenth business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated April 10, 2013, which includes additional information regarding the Class A and Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Citigroup at 1-212-723-6171, Morgan Stanley toll-free at 1-866-718-1649, Barclays toll-free at 1-888-603-5847, BofA Merrill Lynch toll-free at 1-800-294-1322 or Natixis toll-free at 1-866-245-0436 (institutional investors).

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